EXHIBIT 12

RATIOS OF EARNINGS TO FIXED CHARGES

AND EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth certain information regarding our consolidated ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividend. Fixed charges represent interest expense, a portion of rent expense representative of interest, trust-preferred securities related expense, and amortization of debt issuance costs.

	Year ended December 31,
(In thousands, except ratio amounts)	2006	2005	2004	2003	2002
Fixed Charges:
Interest expense excluding deposits	$303,689	195,169	143,447	116,606	134,797
Portion of rents representative of an interest factor	17,182	13,871	13,528	12,825	10,782

Fixed charges excluding interest on deposits	320,871	209,040	156,975	129,431	145,579
Interest on deposits	749,708	353,737	187,195	187,288	285,980

Fixed charges including interest on deposits	$1,070,579	562,777	344,170	316,719	431,559

Fixed Charges and Preferred Stock Dividend:
Interest expense excluding deposits	$303,689	195,169	143,447	116,606	134,797
Portion of rents representative of an interest factor	17,182	13,871	13,528	12,825	10,782
Preferred stock dividend requirement	5,927	–	–	–	–

Fixed charges and preferred stock dividend excluding interest on deposits	326,798	209,040	156,975	129,431	145,579
Interest on deposits	749,708	353,737	187,195	187,288	285,980

Fixed charges and preferred stock dividend including interest on deposits	$1,076,506	562,777	344,170	316,719	431,559

Earnings:
Income from continuing operations before income taxes	$912,924	741,887	624,391	546,159	481,149
Equity in undistributed earnings of unconsolidated subsidiaries	(5,800)	(7,161)	(6,943)	(8,748)	(12,047)
Fixed charges excluding interest on deposits	320,871	209,040	156,975	129,431	145,579

Earnings excluding interest on deposits	1,227,995	943,766	774,423	666,842	614,681
Interest on deposits	749,708	353,737	187,195	187,288	285,980

Earnings including interest on deposits	$1,977,703	1,297,503	961,618	854,130	900,661

Ratio of earnings to fixed charges:
Excluding interest on deposits	3.83	4.51	4.93	5.15	4.22
Including interest on deposits	1.85	2.31	2.79	2.70	2.09

Ratio of earnings to fixed charges and preferred stock dividend:
Excluding interest on deposits	3.76	4.51	4.93	5.15	4.22
Including interest on deposits	1.84	2.31	2.79	2.70	2.09